UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2009

GRUBB & ELLIS COMPANY
 (Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 North Tustin Avenue, Suite 300, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 667-8252

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On November 25, 2009, Grubb & Ellis Company (the “Company”) effected the sale of 40,800 shares of 12% cumulative participating perpetual convertible preferred stock, par value $0.01 per share (“Preferred Stock”), to various qualified institutional buyers and accredited investors for net proceeds of approximately $4.1 million. The sale constitutes a portion of the 45-day option to purchase up to an additional 100,000 shares of Preferred Stock granted to the initial purchaser in the Company’s private placement of 900,000 shares of Preferred Stock, as previously disclosed.

Each share of Preferred Stock is currently convertible into 31.322 shares of the Company’s common stock, par value $0.01 per share, subject to adjustment as set forth in a Certificate of Powers, Designations, Preferences and Rights filed by the Company with the Secretary of State of the State of Delaware on November 4, 2009.

The Preferred Stock was offered in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) that apply to offers and sales of securities that do not involve a public offering. As such, the Preferred Stock was offered and sold only to (i) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act), (ii) to a limited number of institutional “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act), and (iii) to a limited number of individual “accredited investors” (as defined in Rule 501(a)(4), (5) or (6) of the Securities Act).

This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Preferred Stock in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY

By:     /s/ Richard W. Pehlke

Richard W. Pehlke
Chief Financial Officer and
Executive Vice President

Dated: December 2, 2009